For Immediate Release

Contact:	Patrick G. O’Brien, President and CEO
(724) 684-6800

FEDFIRST FINANCIAL CORPORATION ANNOUNCES APPROVAL OF PLAN OF CONVERSION, COMMENCEMENT OF SYNDICATED COMMUNITY OFFERING AND INCREASE IN PURCHASE LIMITATIONS

Monessen, Pennsylvania, June 28, 2010 — FedFirst Financial Corporation, a federal corporation (Nasdaq: FFCO) (the “Company”), holding company for First Federal Savings Bank, today announced that the Company’s Plan of Conversion and Reorganization was approved by the members of FedFirst Financial Mutual Holding Company and the shareholders of FedFirst Financial Corporation at separate meetings held on June 28, 2010. The Plan of Conversion and Reorganization provides for the “second step” conversion of First Federal Savings Bank from the two-tier mutual holding company structure to the stock holding company structure.

The Company also announced today that FedFirst Financial Corporation, the newly formed Maryland corporation and proposed holding company for First Federal Savings Bank (“new FedFirst Financial”), has commenced a syndicated community offering to complete the sale of shares in the offering being conducted in connection with the second step conversion of First Federal Savings Bank at a purchase price of $10.00 per share.  Stifel, Nicolaus & Company, Incorporated is acting as sole book-running manager for the syndicated community offering.  The syndicated community offering will be conducted on a best efforts basis and none of the members of the syndicate group are required to purchase any shares in the offering.  The Company anticipates that the offering will be completed at no higher than the midpoint of the offering range.

In addition, new FedFirst Financial has filed a prospectus supplement with the Securities and Exchange Commission increasing the maximum purchase limit from 30,000 shares ($300,000) for individual purchasers and from 60,000 shares ($600,000) for purchasers acting together with others, in all categories of the offering combined to, in both cases, an amount equal to 5% of the shares sold in the offering ($956,250 at the minimum of the offering range and $1,125,000 at the midpoint of the offering range).  We may, in our sole discretion and without further notice, accept orders for up to 8.70% of the total number of shares to be sold in the offering, provided that orders for stock exceeding 5% of the total offering shall not exceed in the aggregate 10% of the offering.  Consistent with the prospectus dated May 14, 2010, the only persons who will be given the opportunity to increase their orders are those who subscribed for the maximum purchase limit in the subscription offering and who indicated on their order form an interest in purchasing additional shares if the purchase limitations were increased.  Any supplemental orders must be received with full payment by 12:00 noon, Eastern Time, on July 6, 2010. All other eligible subscribers who properly completed and timely submitted a stock order form will be allocated the number of shares of common stock requested in their stock order form.

The completion of the conversion and offering is subject to, among other things, selling a minimum of 1,912,500 shares in the offering and the receipt of all necessary final regulatory approvals.

FedFirst Financial Corporation, a federal corporation, is the parent company of First Federal Savings Bank, a community-oriented financial institution operating nine full-service branch locations in southwestern Pennsylvania.  First Federal Savings Bank offers a broad array of retail and commercial lending and deposit services and provides commercial and personal insurance services through Exchange Underwriters, Inc., its 80% owned subsidiary.

New FedFirst Financial has filed a registration statement (including a prospectus and a prospectus supplement) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling (443) 224-1988. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus and prospectus supplement forming part of the registration statement.

The shares of common stock are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.